Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 11, 2016	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(281) 719-4610
NYSE: HUN

Huntsman Officer Changes:

J. Kimo Esplin Appointed Executive Vice President, Strategy & Investment

Sean Douglas Appointed Executive Vice President and Chief Financial Officer

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) announced today the appointment of J. Kimo Esplin as Executive Vice President, Strategy and Investment, and the promotion of Sean Douglas to Executive Vice President and Chief Financial Officer, with both appointments effective January 1, 2017.

In his new capacity, Mr. Esplin will report directly to Peter R. Huntsman, President and Chief Executive Officer, and focus his full time efforts on executing the planned spinoff of the Pigments & Additives and Textile Effects divisions, working with strategic opportunities for the Company and its other operating divisions, and representing the Company with shareholders and global partners.  Mr. Esplin served as the Company’s CFO for 17 years.

In Mr. Douglas’s new role as Executive Vice President and Chief Financial Officer, he will also report directly to Mr. Huntsman and be responsible for Finance, Treasury, Accounting, Tax, Investor Relations, Corporate Development and Information Technology.  Mr. Douglas joined the Company in 1990 and has held several positions, most recently Vice President, Corporate Development and Treasurer.

Peter R. Huntsman, our President and CEO, commented:

“Kimo’s leadership as Chief Financial Officer has been invaluable to the Company.  His new role will allow him to focus on global strategic opportunities that will further create shareholder value. Sean too has proven himself to be an exceptional leader.  I am pleased with his promotion and I look forward to his continued contribution to this Company.

“As a Company, we are intensely focused on improving our free cash flow generation, growing our downstream differentiated businesses, and separating our Pigments and Additives and Textile Effects businesses.  Having Kimo and Sean assume their new roles at the beginning of the year will ensure our ability to successfully deliver these objectives.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of more than $10 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.